Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Completes Acquisition of Initial Fleet of Vessels

Takes Delivery of Capesize Newbuilding

NEW YORK, October 14, 2010 – Baltic Trading Limited (NYSE: BALT), a drybulk company focused on the spot charter market, announced today that it has taken delivery of the Baltic Wolf, a Capesize newbuilding. The Baltic Wolf is the final vessel to be delivered to the Company under agreements signed in February 2010 to acquire four 2009-built Supramax drybulk vessels from an unaffiliated third party as well as two Capesize newbuildings from another unaffiliated third party.

The Baltic Wolf is expected to deliver to its charterer, Cargill International S.A., on or about October 15, 2010 to commence a spot market-related time charter for 11 to 13.5 months. The rate for the spot market-related time charter will be based on the average of the daily rates of the Baltic Capesize Index (BCI), an index published by The Baltic Exchange reflecting the average freight rate for four major Capesize time charter routes, as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

About Baltic Trading Limited
Baltic Trading Limited is a drybulk company focused on the spot charter market. The Company transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax and three Handysize vessels with a total carrying capacity of approximately 672,000 dwt.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: the completion of definitive documentation with respect to charters and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the SEC including, without limitation, Baltic Trading’s registration statement on Form S-1 and reports on Form 10-Q and 8-K.

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